UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2023

Bird Global, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41019	86-3723155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

392 NE 191st Street #20388
Miami, Florida 33179
(Address of principal executive offices and Zip code)
(866) 205-2442
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BRDS	The New York Stock Exchange
Warrants, each whole warrant exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share	BRDS WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On December 15, 2023, Philip Evershed, member of the Board of Directors (the "Board) of Bird Global, Inc. (the "Company"), notified the Company in writing of his resignation as a member of the Board and as a member of all committees of the Board on which he served, effective December 15, 2023.

Mr. Evershed's resignation is not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

Appointment of New Director

On December 11, 2023, the Board unanimously nominated Mr. Harvey Tepner as a member of the Board of Directors, to become effective December 16, 2023. Mr. Tepner's nomination became effective following the resignation of Mr. Evershed and the appointment by the Company's Series A Preferred Stockholder. The Board has determined that Mr. Tepner is an "independent director" as defined under the applicable rules and regulations of the Securities and Exchange Commission and the listing requirements and rules of the New York Stock Exchange. Mr. Tepner will also serve as the sole member and Chair of the Special Committee.

Harvey L. Tepner is an independent corporate director, strategic advisor, restructuring expert, and private investor. Mr. Tepner currently serves on the boards of two private companies including Village Roadshow Entertainment Group. He is a former senior executive of WL Ross & Co., an alternative asset manager and private equity firm, and was a general partner of the WL Ross private equity funds where he was responsible for sourcing and managing investments in various portfolio companies and investing in distressed debt. Prior to WL Ross, Mr. Tepner spent more than 20 years as an investment banker at several firms at Rothschild & Co., Dillon, Read & Co., Loeb Partners and Compass Advisors where he specialized in corporate restructurings and troubled company M&A.

Mr. Tepner has a B.A. from Carleton University, an MBA from Cornell University, and is a Chartered Accountant/CPA-Canada. He has held academic appointments in accounting at Cornell University and York University and has spoken and written extensively about corporate governance, business strategy, corporate restructurings and M&A. Mr. Tepner is a member of the International Insolvency Institute and is a member and former Director of the American Bankruptcy Institute.

As a non-employee director, Mr. Tepner will receive cash compensation for his Board service in accordance with the an Agreement for Service of Independent Director. The Company also entered into an indemnification agreement with Mr. Tepner in connection with his appointment to the Board, which is in substantially the same form as that entered into with the other directors of the Company. There are no other arrangements or understandings between Mr. Tepner and any other persons pursuant to which he was selected as a director. Additionally, Mr. Tepner has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

Establishment of a Special Committee and Adoption of the Charter

On December 11, 2023, the Board approved the creation of a Special Committee and adopted the Special Committee Charter (the "Special Committee Charter") to govern the Special Committee. A copy of the Special Committee Charter is attached hereto as Exhibit 99.1 and incorporated herein by reference. The Special Committee was formed to address, consider, and determine issues and matters relating to the Company's equity, debt, and other financing being considered during the next six (6) months, unless extended or modified by the Board. The Special Committee will be comprised of one (1) independent director who shall be a member of the Board. On December 16, 2023, the Board, by unanimous consent, appointed Mr. Tepner as the sole member and Chair of the Special Committee, to serve until death, incapacity, resignation, or removal by approval of a majority of the Board.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Bird Global, Inc. Special Committee Charter
104	Cover page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bird Global, Inc.

Date: December 26, 2023	By:	/s/ Michael Washinushi
	Name:	Michael Washinushi
	Title:	Interim Chief Executive Officer